CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Premise Capital Frontier Advantage Diversified Tactical ETF, a series of ETF Series Solutions, under the headings "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.
/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 22, 2016